EXHIBIT 99.1

July 23, 2010

GS Financial Corp. Announces Second Quarter Results

Metairie, Louisiana – GS Financial Corp. (NASDAQ Global Market: GSLA) (the “Company”), the holding company for Guaranty Savings Bank (“Guaranty”), reported earnings for the quarter ended June 30, 2010 of $138,000, or $0.11 per share basic and diluted, compared with earnings of $503,000, or $0.40 per share basic and diluted, for the same period in 2009. Earnings for the first half of 2010 were $87,000, or $0.07 per share basic and diluted, compared with earnings of $881,000, or $0.69 per share basic and diluted, for the first six-months of 2009

President Stephen E. Wessel commented, “We are reporting net income of $138,000 for the second quarter.  Our results for the quarter reflect continued improvements in net interest income, which increased by 21.4%, and in our net interest margin.  However, our bottom line was adversely affected by our need to increase our allowance for loan losses and to write-down the value of certain foreclosed properties, reflecting the challenges we face in the continuing recession.”

Highlights of the second quarter and first six-months of 2010 include:

•	Total assets at June 30, 2010 were $274.0 million, up approximately $2.3 million, or 0.9%, from December 31, 2009.

•
Loans increased by $1.4 million, or 0.7%, during the first half of 2010 from $185.5 million at December 31, 2009 to $186.9 million at June 30, 2010, with the majority of the growth in one-to four-family residential mortgage loans.

•
Total deposits at June 30, 2010 were $204.1 million, which represents an increase of $2.6 million, or 1.3%, from $201.5 million at December 31, 2009. Approximately $1.2 million of this growth was in non-interest-bearing deposit accounts which have increased by 8.3% from $14.8 million at December 31, 2009 to $16.0 million at June 30, 2010.

•	Advances from the Federal Home Loan Bank of Dallas were reduced by $1.5 million, or 3.8%, during the first half of 2010 from $40.5 million at December 31, 2009 to $39.0 million at June 30, 2010.

•
Net interest margin increased by 53 basis points to 3.63% during the second quarter of 2010 from 3.10% for the same period in the prior year. For the six months ended June 30, 2010, net interest margin increased by 32 basis points to 3.53% from 3.21% for the first half of 2009.

•	The ratio of average loans to average deposits decreased to 92.88% for the three months ended June 30, 2010 from 95.86% for the same period in the prior year.

Net interest income for the quarter ended June 30, 2010 was $2.4 million, which represents an increase of $417,000, or 21.4%, from $1.9 million for the quarter ended June 30, 2009. Net interest income for the first six-months of 2010 was $4.6 million, an increase of $735,000, or 19.2%, from the same period in the prior year. The increases in net interest income when comparing both the three and six-month periods ended June 30, 2010 to the same periods in the prior year are primarily due to a decrease in the cost of interest-bearing deposits combined with a significant increase in the average balance of loans. This was partially offset by a decrease in the average yield on interest-earning assets and an increase in the average balance of interest-bearing deposits.

Interest and dividend income decreased by $80,000, or 2.2%, and interest expense decreased by $497,000, or 29.9%, for the second quarter of 2010 compared to the second quarter of 2009. For the first six-months of 2010, interest and dividend income was $7.0 million, a decrease of $25,000, or 0.4%, from the first six-months of 2009. Interest expense for the first half of 2010 was $2.4 million, which represents a decrease of $760,000, or 23.9%, when compared to the same period in the prior year.

The net interest margin was 3.63% for the three months ended June 30, 2010, up 53 basis points from 3.10% for the same period in 2009. The net interest margin for the first half of 2010 improved by 32 basis points to 3.53% from 3.21% for the first half of 2009. The increase in net interest margin for the quarter ended June 30, 2010 compared to the quarter ended June 30, 2009 was attributable to a 99 basis point decrease in the average cost of interest-bearing liabilities. This was partially offset by a 43 basis point decrease in the yield on loans and a 119 basis point decrease in the yield on mortgage-backed securities. There was a 32 basis point improvement in the net interest margin when comparing the first half of 2009 to the same period in 2010. This was primarily due to a 102 basis point decrease in the average cost of interest-bearing deposits that was negatively impacted by a 42 basis point decrease in the average yield on loans and a 119 basis point decrease in the average yield on mortgage-backed securities.

Non-performing assets consists of loans on non-accrual status and foreclosed assets. The following table sets forth the Company’s non-performing assets at the dates indicated. The Company did not have loans greater than 90 days delinquent and accruing interest at the dates indicated.

NON-PERFORMING ASSETS
	2010		2009
($ in thousands)	June 30	March 31	December 31
Loans Accounted for on a Non-Accrual Basis	$9,701	$6,973	$4,164
Foreclosed Assets	1,542	2,272	2,489
Total Non-Performing Assets	$11,243	$9,245	$6,653
Loans Greater Than 90 Days Past Due and Accruing Interest	-	-	-
Troubled Debt Restructurings	590	-	-
Select Asset Quality Ratios:
Non-Performing Assets to Loans Plus Foreclosed Assets	5.86%	4.77%	3.50%
Non-Performing Assets to Total Assets	4.10%	3.33%	2.45%
Non-Performing Loans to Total Loans	5.10%	3.64%	2.22%
Total Delinquent Loans to Total Loans	6.40%	5.23%	4.04%
Allowance for Loans Losses to Total Delinquent Loans	28.24%	28.04%	31.46%
Allowance for Loans Losses to Non-Performing Loans	35.46%	40.27%	57.16%
Allowance for Loans Losses to Ending Loans	1.81%	1.47%	1.27%

Non-performing assets increased $4.6 million, or 69.0%, from $6.7 million at December 31, 2009 to $11.2 million at June 30, 2010. The majority of the increase in non-performing loans is due to smaller balance loans secured by one-to four-family residential real estate located in New Orleans and its neighboring parishes. However, the increase in non-performing assets from December 31, 2009 to June 30, 2010 is also due to the following significant loan relationships which were placed on non-accrual status during the first and second quarters of 2010: a $1.4 million loan secured by non-owner-occupied, commercial real estate, a $722,000 loan secured by a twelve unit, multi-family dwelling, and a $495,000 loan secured by vacant land. All of the real estate collateral which secures these significant loan relationships is located in New Orleans, Louisiana.

As of June 30, 2010 real estate owned included two properties that were previously under renovation totaling $536,000. These properties were obtained through foreclosure proceedings completed in December 2009 and are secured by residential real estate located in New Orleans, Louisiana, and in Algiers, Louisiana. In addition, other real estate owned included a $756,000 multi-family dwelling that was previously under renovation which is located in the historic district of the French Quarter in New Orleans, Louisiana. The foreclosure proceeding for this property was completed in April 2009, and the Company has been marketing it for sale since May 2009. The remaining components of other real estate owned as of June 30, 2010 included: two parcels of vacant land located in New Orleans, Louisiana, a one-to four-family dwelling located in Westwego, Louisiana, and a commercial property located in Chalmette, Louisiana. The Company recognized impairment losses on other real estate owned of $436,000 in 2009 and an additional impairment loss of $195,000 in the second quarter of 2010. None of the impairment losses recognized in 2009 occurred during the first six-months of the year.

Based on the Company’s assessment of its credit risk and the continued increase in the level of loan delinquencies and adversely classified loans, a provision for loan losses of $650,000 was recorded during the second quarter of 2010. Through the first six-months of 2010, the Company has recorded $1.2 million in provisions for loan losses. The Company recorded a total of $500,000 in additional loan loss provisions during 2009, none of which were recorded during the first six-months of 2009. As of June 30, 2010, the Company’s allowance for losses was $3.4 million, or 35.5% of non-performing loans and 1.8% of total loans, compared to $2.4 million or 57.2% of non-performing loans and 1.3% of total loans, at December 31, 2009. The Company believes that the allowance for loan losses recorded as of June 30, 2010 is sufficient to cover the potential losses in its loan portfolio.

Non-interest income for the second quarter of 2010 was $427,000, down $66,000, or 13.4%, from $493,000 for the second quarter of 2009. For the first six-months of 2010, non-interest income decreased by $226,000 to $640,000 from $866,000 for the same period in the prior year. The reduction in non-interest income for both the three and six month periods ended June 30, 2010 when compared to the same periods ended June 30, 2009 was due to a significant decrease in the gains recorded on residential loan sales in the secondary market and losses recognized on the sales of real estate owned. The decrease in non-interest income during the second quarter of 2010 was mitigated by $317,000 in gains recognized on the sales of investment securities, primarily US Agency and mortgage-backed securities, with longer durations.

Non-interest expense for the second quarter of 2010 was $2.0 million, up approximately $178,000, or 10.0%, from $1.8 million for the second quarter of 2009. Non-interest expense for the six months ended June 30, 2010 increased by $522,000, or 15.1%, to $4.0 million from $3.5 million for the same period in the prior year. Non-interest expense for both the three and six-month periods ended June 30, 2010 was negatively impacted by increases in compensation and occupancy costs primarily associated with the opening of our Elmwood branch during the latter half of 2009, consulting fees paid in conjunction with the modification of $24.6 million of the Company’s outstanding FHLB advances, legal costs associated with additional collection activity, and taxes and insurance on foreclosed assets. Non-interest expense for the quarter and year-to-date periods ended June 30, 2010 also includes a $195,000 impairment loss on real estate owned.

President Wessel noted, “In our efforts to improve future earnings, we are planning to reduce marketing expenses and charitable contributions. We will also be closing our branch located in Ponchatoula, Louisiana, on September 30, 2010. We are committed to improving our expense management in order to achieve better financial performance for the Company.“

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area, changes in asset quality, adverse effects in the Company’s market area as a result of the recent oil spill in the Gulf of Mexico, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition

	June 30, 2010	December 31, 2009
($ in thousands)	(Unaudited)	(Audited)
ASSETS
Cash & Amounts Due from Depository Institutions	$4,082	$7,158
Interest-Bearing Deposits in Other Banks	7,991	9,293
Federal Funds Sold	2,480	3,284
Securities Available-for-Sale, at Fair Value	56,038	50,455
Loans, Net	186,857	185,500
Accrued Interest Receivable	1,547	1,518
Other Real Estate	1,542	2,489
Premises & Equipment, Net	6,318	5,934
Stock in Federal Home Loan Bank, at Cost	2,358	2,354
Real Estate Held-for-Investment, Net	423	427
Other Assets	4,315	3,192
Total Assets	$273,951	$271,604

LIABILITIES
Deposits
Noninterest-Bearing	$16,043	$14,812
Interest-Bearing	188,050	186,681
Total Deposits	204,093	201,493
Advance Payments by Borrowers for Taxes and Insurance	390	249
FHLB Advances	38,974	40,512
Other Liabilities	2,101	1,329
Total Liabilities	245,558	243,583

STOCKHOLDERS' EQUITY
Common Stock - $.01 Par Value	$34	$34
Additional Paid-in Capital	34,541	34,550
Unearned RRP Trust Stock	(105)	(132)
Treasury Stock	(32,449)	(32,449)
Retained Earnings	25,615	25,780
Accumulated Other Comprehensive Income	757	238
Total Stockholders' Equity	28,393	28,021
Total Liabilities & Stockholders' Equity	$273,951	$271,604

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
($ in thousands, except per share data)	2010	2009	2010	2009
Interest and Dividend Income	$3,530	$3,610	$6,973	$6,998
Interest Expense	1,166	1,663	2,416	3,176

Net Interest Income	2,364	1,947	4,557	3,822
Provision for Loan Losses	650	-	1,150	-

Net Interest Income after Provision for Loan Losses	1,714	1,947	3,407	3,822

Noninterest Income	427	493	640	866
Noninterest Expense	1,963	1,785	3,983	3,461

Income Before Income Tax Expense	178	655	64	1,227

Income Tax Expense (Benefit)	40	152	(23)	346
Net Income	$138	$503	$87	$881
Earnings Per Share - Basic	$0.11	$0.40	$0.07	$0.69
Earnings Per Share - Diluted	$0.11	$0.40	$0.07	$0.69

Key Ratios:
Return on Average Assets1	0.20%	0.76%	0.06%	0.71%
Return on Average Stockholders' Equity1	1.95%	7.10%	0.61%	6.26%
Net Interest Margin1	3.63%	3.10%	3.53%	3.21%
Average Loans to Average Deposits	92.88%	95.86%	93.22%	101.93%
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities	112.37%	113.33%	111.64%	113.86%
Efficiency Ratio	70.32%	73.01%	76.65%	73.76%
Noninterest Expense/Average Assets1	2.84%	2.69%	2.90%	2.77%
Stockholders' Equity to Total Assets	10.36%	10.63%	10.36%	10.63%
1Annualized

Contact:  Stephen F. Theriot, Chief Financial Officer, (504) 883-5528